Exhibit 3.1(iii)

                                    EXHIBIT A
                      CERTIFICATE OF POWERS, DESIGNATIONS,
                      PREFERENCES AND RIGHTS OF THE SHARES
                            OF THE PREFERRED STOCK OF
                         COATES MOTORCYCLE COMPANY, LTD.

                                To Be Designated
                   Series A Senior Convertible Preferred Stock

         Coates Motorcycle Company, Ltd., a Delaware corporation (the "Corporation"), in accordance with Section 103 of the General Corporation Law of the State of Delaware ("DGCL"), by its President, does hereby certify that on June 1, 2005, the Board of Directors of the Corporation duly adopted the following resolutions pursuant to Section 141 of the DGCL, by executing a unanimous written consent of the Board of Directors of the Corporation, providing for the creation and issuance of a series of Preferred Stock to be designated Series A Senior Convertible Preferred Stock, with a Stated Value of $1.00 per share and a par value of $.001 per share, and to consist of 1,000,000 shares:

                  RESOLVED, that the Corporation is hereby authorized to amend its Certificate of Incorporation and to file a Certificate of Designations of Preferred Stock to provide for 1,000,000 shares of Series A Senior Convertible Preferred Stock, having a stated value equal to $1.00 per share and a par value of $.001 per share, pursuant to the terms and conditions set forth in the Certificate of Designations;

                  RESOLVED, that the voting powers, preferences and relative participating or other special rights, and the qualifications, limitations or restrictions thereof of each share of Series A Preferred Stock shall be as follows:

         1. Designation. The Class of preferred stock shall be designated and known as "Series A Senior Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be 1,000,000 shares with each share of Series A Preferred Stock having a stated value equal to $1.00 (the "Stated Value") and a par value of $.001 per share.

         2. Dividends. The holders of said shares of Series A Preferred Stock shall be entitled to receive cumulative dividends thereon at the rate of ten (10%) percent per annum (the "Dividend rate"), payable semi-annually when declared by the Board of Directors, before any dividend shall be declared, set apart for, or paid upon the Common Stock of the Corporation. The Dividend Rate shall accrue on the Stated Value of each share of the Series A Preferred Stock. Except in the event the Corporation chooses to redeem part or all of the outstanding shares of Series A Preferred Stock pursuant to Section 8 below, in which case all cumulative dividends shall only be payable in cash, the dividends on the Series A Preferred Stock shall be payable in cash or in shares of the Corporation's Common Stock, at the discretion of the Corporation, and shall be cumulative, so that if the Corporation fails in any fiscal year to pay such dividends on all the issued and outstanding Series A Preferred Stock, such deficiency in the dividends shall be fully paid, but without interest, before any dividends shall be paid on or set apart for the Common Stock. In the event the Corporation chooses to pay any dividends that have accrued on the Series A Preferred Stock in shares of the Corporation's Common Stock, the number of shares of Common Stock representing the dividend payment shall be based upon the "Conversion Rate" set forth in Section 9 below.

         3. Priority. The Series A Preferred Stock shall, with respect to dividend rights and liquidation rights, rank prior to all classes and series of Common Stock.

         4. Voting. Except as may be required by the DGCL and Section 7 below, the holders of said shares of Series A Preferred Stock shall not be entitled to any voting rights.

         5. Cancellation. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased or converted into Common Stock, exchanged or redeemed, shall be canceled on the books of the Corporation and shall not be considered outstanding for any purpose.


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         6. Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount equal to the Stated Value of their Series A Preferred Stock (the "Liquidation Price") held of record by such holder, payable in cash or in shares of stock, securities or other consideration, the value of which stock, securities or other consideration shall be fixed by the Board of Directors, plus the amount of all dividends in arrears on each such share up to the date fixed for distribution, provided, however, that such remaining net assets are sufficient to cover all the before mentioned payments before any distribution shall be made to the holders of Common Stock of the Corporation. In case such remaining net assets are insufficient to pay the Liquidation Price for all of the outstanding shares of Series A Preferred Stock to their holders, such assets shall be paid ratably in proportion to the full amounts of the Liquidation Price the holders of the outstanding Series A Preferred Stock would otherwise be entitled to receive.

         7. Cumulative Dividends. During such time as there exist unpaid cumulative dividends due on the Series A Preferred Stock, no reclassification of the shares of the Corporation or capital reorganization of the Corporation in any manner provided by law shall be valid unless (a) the holders of a majority of all the Series A Preferred Stock approve of such action, and (b) provision is made for the payment of the aggregate unpaid cumulative dividends then in arrears.

         8. Redemption.

         (i) The Corporation shall have the right, but not the obligation, to redeem for cash part (on a pro rata basis) or all of its Series A Preferred Stock issued and outstanding at any time, with the Board of Directors of the Corporation in its sole discretion deciding how many shares to redeem by paying to the holders thereof the Stated Value for each share of Series A Preferred Stock held by such holder, together with the amount of any accrued and unpaid dividends as may have accumulated thereon at the time of redemption (the "Redemption Price").

         (ii) At least 10 days but not more than 30 days prior to the date fixed by the Board of Directors of the Corporation for the redemption of any shares of the Series A Preferred Stock pursuant to subsection (i) above, a written notice (the "Redemption Notice") shall be mailed to the holders of record of such shares of Series A Preferred Stock to be redeemed, at the address of such holder as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (hereinafter referred to as the "Redemption Date"), and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice such holder's certificate or certificates representing the number of shares of Series A Preferred Stock specified in such notice of redemption. On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date (unless default shall be made by the Corporation in payment of the Redemption Price), all dividends on the Series A Preferred Stock shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price thereof upon the surrender of certificates representing the same, without interest thereon, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and such shares shall not be deemed to be outstanding for any purpose whatsoever.

         (iii) Upon receipt of the Redemption Notice from the Corporation pursuant to subsection (ii) above, any and all conversion rights provided in
Section 9 below shall automatically terminate with respect to those issued and outstanding shares of Series A Preferred Stock identified in the Redemption Notice and the holders thereof shall not have any further rights to exercise their options to convert such shares of Series A Preferred Stock into Common Stock of the Corporation.

            (iv) The Corporation shall tender the Redemption Price within 10 days of its receipt of shares of the Series A Preferred Stock redeemed pursuant to this Section 8.


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         9. Conversion. Subject to the limitation set forth in Section 8(iii)
above, each share of Series A Preferred Stock shall be convertible at any time, at the holder's option, into such number (the "Conversion Rate") of shares of the Common Stock of the Corporation as arrived at by dividing the aggregate of the Stated Value and any accrued but unpaid dividends that may have accumulated thereon by five (5) which Conversion Rate shall be noted in the stock certificates for all shares of the Series A Preferred Stock that may be issued by the Corporation. The holder of any shares of Series A Preferred Stock who elects to convert his or her Series A Preferred Stock into Common Stock of the Corporation shall surrender, at the principal office of the Corporation or at such other office or agency maintained by the Corporation for that purpose, the certificate or certificates representing the shares of Series A Preferred Stock to be converted, together with a written affidavit informing the Corporation of his or her election to convert such shares; the date of receipt by the Corporation of such certificates and affidavit shall constitute the "Conversion Date." As promptly as practicable, and in any event within ten business days after surrender of such certificates, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock of the Corporation to which such holder of Series A Preferred Stock so converted shall be entitled. Such conversion shall be deemed to have been made at the close of business on the Conversion Date, so that the rights of the holders of the Series A Preferred Stock that have been tendered for conversion shall thereafter cease except for the right to receive Common Stock of the Corporation in accordance herewith, and such holder of Series A Preferred Stock that have been tendered for conversion shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

         10. Anti-Dilution. In the event that, prior to the conversion of the Series A Preferred Stock by the holder thereof into Common Stock of the Corporation, there shall occur any change in the outstanding shares of Common Stock of the Corporation by reason of the declaration of stock dividends, or through a recapitalization resulting from stock splits or combinations, without the receipt by the Corporation of fair consideration therefor in the form of cash, services or property, the Conversion Rate of the Series A Preferred Stock into Common Stock of the Corporation provided for in Section 9 above shall be adjusted such that any holder of Series A Preferred Stock converting such stock into Common Stock subsequent to such change in the outstanding shares of Common Stock of the Corporation shall be entitled to receive, upon such conversion, a number of shares of Common Stock of the Corporation representing the same percentage of common shares outstanding as represented by the shares that he would have received had he converted his Series A Preferred Stock to Common Stock prior to such change in the outstanding shares of Common Stock of the Corporation.

         11. Valid Issuance. All shares of Common Stock that may be issued upon conversion of shares of Series A Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result. The Corporation will at all times keep available, and reserve out of its authorized shares of its Common Stock, solely for the purposes of issue upon conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of the Series A Preferred Stock. The Corporation will take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable requirements of any exchange upon which the shares of Common Stock of the Corporation may be listed or in respect of which the shares of Common Stock are qualified for unlisted trading privileges. The Corporation will take all such actions as are within its power to ensure that all such shares of Common Stock may be so issued without violation of any applicable law.

         12. Restrictions on Transfer. Each holder of Series A Preferred Stock has represented to the Corporation that upon issuance of the Series A Preferred Stock and the shares of Common Stock underlying the Series A Preferred Stock, that such Holder will not offer, sell, pledge or otherwise transfer such shares other than in accordance with the restrictive legends contained on each such share of Series A Preferred Stock or Common Stock.

         The Series A Prefered Stock will contain the following legend:

         "THE SHARES OF SERIES A PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. THE TRANSFER OF THESE SECURITIES REQUIRES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."


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         The shares of Common Stock issuable upon the conversion of the Series A
         Preferred Stock will contain the following legend:

         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (the "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. THE TRANSFER OF THESE SECURITIES REQUIRES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

         IN WITNESS WHEREOF, we, the undersigned, have executed and subscribed this certificate on June 1, 2005.

                                            Coates Motorcycle Company, Ltd.

                                            By: /a/ Mark D. Goldsmith
                                            -------------------------
                                            Mark D. Goldsmith, President

ATTEST:

 /s/ Richard W. Evans
 --------------------


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